Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

Fidelity Management & Research Company

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	Fixed-Income	07/17/2008
Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Capital & Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Focused High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity High Income Fund	Fixed-Income	07/17/2008
Fidelity Summer Street Trust	Fidelity Global High Income Fund	Fixed-Income	03/16/2011
Fidelity Summer Street Trust	Fidelity New Markets Income Fund	Fixed-Income	07/17/2008
Variable Insurance Products Fund	Floating Rate High Income Portfolio	Fixed-Income	01/14/2014
Variable Insurance Products Fund	High Income Portfolio	Fixed-Income	07/17/2008

Agreed and Accepted

as of August 28, 2017

Fidelity Management & Research Company	FMR Investment Management (U.K.) Limited

By:     /s/Harris Komishane

By:

/s/Mark D. Flaherty

Name:

Harris Komishane

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director